Exhibit 10(b)

FORM OF RESTRICTED STOCK GRANTED TO CERTAIN EXECUTIVE OFFICERS

The Valspar Corporation
Restricted Stock Agreement
Under The 2001 Stock Incentive Plan

        This RESTRICTED STOCK AGREEMENT (“Agreement”) is made to be effective as of the ____ day of __________, between The Valspar Corporation, a Delaware corporation (the “Company”), and _______________, an employee of the Company or subsidiary thereof (“Employee”).

        The Company desires to provide the Employee with an added incentive to continue the Employee’s services to the Company, and through his or her proprietary interest, to increase his or her participation in the success of the Company and its subsidiaries.

        THEREFORE, IT IS, AGREED:

1.      Issuance of Restricted Stock.   Subject to the terms and conditions set forth below in this Agreement, the Company grants and issues to the Employee, as additional compensation for services, and the Employee accepts from the Company, a total of ________ shares of the Company’s Common Stock, $.50 par value per share (the “Shares”). During the period enumerated in Section 2 (the “Restriction Period”), Employee shall not sell, transfer, pledge or otherwise encumber any of the Shares, whether voluntarily, involuntarily or by operation of law.

2.      Lapse of Restrictions.   The restrictions described in this Agreement applicable to the Shares shall apply for the Restriction Period, which shall commence on the grant date hereof, __________, and shall lapse as follows:

a.	On ___________, if the Employee is employed by the Company on that date, with respect to 100% of the Shares;

b.	On the date of the Employee’s death while employed with the Company, with respect to 100% of the Shares;

c.	On the date the Employee is determined to be disabled under the Company’s long term disability plan for entitlement to benefits thereunder, with respect to 100% of the Shares;

d.	On the date of a Change in Control of the Company (as defined in Section 3 below), if the Employee is employed by the Company on that date, with respect to 100% of the Shares.

Except as provided in subsection a. through d. above, all Shares for which the Restriction Period has not lapsed shall be forfeited to the Company, without payment therefore, if during the Restriction Period the employment of the Employee shall terminate for any reason.

3.      Change in Control.   Change in Control means any of the following:

a.

any individual, entity, or group becomes a “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of at least twenty percent (20%) but less than fifty percent (50%) of the voting stock of the Company in a transaction that is not previously approved by the Board of Directors of the Company;

b.	any individual, entity, or group becomes a Beneficial Owner, directly or indirectly, of at least fifty percent (50%) of the voting stock of the Company;

c.

the persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence;

d.

any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least fifty percent (50%) of the voting securities of the business resulting from the combination;

e.	the sale, lease, exchange, or other transfer of all or substantially all the assets of the Company to any individual, entity, or group not affiliated with the Company;

f.	the liquidation or dissolution of the Company; or

g.	the occurrence of any other event by which the Company no longer operates as an independent public company.

4.      Deposit of Certificates.   The certificate or certificates representing the Shares, together with stock powers or other instruments of transfer appropriately endorsed in blank by the Employee, will be held on deposit with the Company until the Restriction Period shall have lapsed with respect to such Shares pursuant to Section 2 of this Agreement. If the Shares are maintained in uncertificated form, the Company shall denote such Shares as being subject to restrictions as set forth in this Agreement as part of the book entry of the Shares on the Company’s stock records. After the Restriction Period described in Section 2 lapses, the Company shall promptly cause the certificate or certificates for the Shares and the stock powers relating thereto, to be delivered to the Employee, or shall mark its records that the Employee is the owner of Shares.

5      Employment of Employee.   Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ the Employee, and this Agreement shall not affect in any way the right of the Company or its subsidiaries to terminate the employment of the Employee at any time for any reason.

6.      Changes in Capital Structure of the Company.   The number of Shares held by the Employee for which the Restriction Period has not lapsed may be adjusted equitably by the Company, as if the Restriction Period had lapsed with respect to such Shares, in the event of (i) a subdivision or combination of the shares of capital stock of the Company, (ii) a dividend payable in shares of capital stock of the Company, (iii) a reclassification of any shares of capital stock of the Company, or (iv) any other change in the capital structure of the Company. Any additional Shares issued to the Employee as a result of any of the foregoing events shall continue to be subject to the terms of this Agreement to the same extent as the Shares giving rise to the right to receive such additional Shares.

7.      Withholding.   The Employee agrees to pay to the Company, when due, any amount necessary to satisfy applicable federal, state and local withholding tax requirements with respect to the Shares. The Employee may elect, subject to the approval of the Company, to satisfy the withholding, in whole or in part, by having the Company withhold Shares having the aggregate fair market value equal to the amount of the withholding, provided that the amount withheld may not exceed the minimum required federal, state and FICA withholding amount.

8.      Rights of Stockholder.   Subject to the terms and provisions of this Agreement, the Employee shall have all the rights of a stockholder of the Company with respect to the Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

9.      Burden and Benefit.   The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s executors or administrators, personal representatives and heirs.

10.      Governing Law.   This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to the principles of rules of any jurisdiction with respect to conflict of laws.

11.      Incorporation of Plan.   Except to the extent specifically provided in this Agreement, this grant shall be subject to and governed by the terms and conditions of the Plan, which shall be incorporated as though fully set forth herein.

12.      Entire Agreement; Modification.   This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties of this Agreement with respect to the Shares, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties with respect to the Shares other than as set forth in this Agreement. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Shares. Any change in, or modification of, this Agreement shall be valid only if in writing and signed by the parties to this Agreement.

13.      Notices.   Any and all notices provided for in this Agreement shall be addressed: (i) if to the Company, to the principal executive office of the Company to the attention of the Secretary, and (ii) if to the Employee, to the address of the Employee as reflected in the stock records of the Company.

14.      Invalid or Unenforceable Provisions.   The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if that invalid or unenforceable provision were omitted.

        IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement to be effective as of the day and year first above written.

Accepted and Confirmed:	THE VALSPAR CORPORATION

By
	Its	President and CEO